EXHIBIT 99.2

Sonus Networks, Inc.

Script For Conference Call & Simultaneous Webcast

9:00 a.m. EST, Thursday, March 6, 2008

SONUS NETWORKS REPORTS FULL FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2007

Ms. Jocelyn Philbrook,

Vice President, Corporate Communications & Investor Relations,

Sonus Networks, Inc.

Ms. Philbrook:

Thank you. Good morning everyone. Thank you for joining us today as we discuss our fourth quarter and fiscal 2007 full financial results. With me today are Sonus’ Chairman and CEO, Hassan Ahmed, and CFO Rick Gaynor.

The press release announcing our fourth quarter and fiscal 2007 financials was issued this morning at 6:30 am Eastern Time on Business Wire and on First Call. The text of this release also appears on our Web site at www.sonusnet.com.

Before Hassan offers his opening remarks, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company’s financial performance. These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007.

Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and, potential costs resulting from pending securities litigation and investigations against the company.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so, except as required by law.

In addition, because we were unable to give several days notice of this call, the statements that we make on this call are not considered valid public disclosure for purposes of Regulation FD.

To address this, we have filed a Form 8-K with the SEC containing our script for this call. However, because it was obviously impossible for us to include in that script the responses to questions asked on this call, our responses to questions must be limited to the information covered in our prepared remarks. Please bear that in mind if we are unable to address certain questions you may wish to ask on this call.

I would now like to turn the call over to Hassan.

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Mr. Hassan Ahmed,

Chairman, President & CEO,

Sonus Networks, Inc.

Mr. Ahmed:

Thank you Jocelyn and thank you everyone for joining us. Today, Rick and I are going to review our full financial results for 2007 and open the call for a few questions.

Early this morning, we filed our 10-K for fiscal 2007 and reported full financial results for Q4 and 2007. The financial performance reported today was essentially the same as the results we shared with you last week. Our business accelerated in the second half of 2007, resulting in strong fourth quarter sequential growth in both our revenue and profitability. This positions us well for future growth in 2008.

The second half of last year marked some significant changes that we made in our team and the results are already starting to show.

In Q3, we made a change in the leadership of our worldwide sales organization. Mohammed Shanableh has extensive experience in the carrier market and is already making significant progress. At the end of the third quarter, our business accelerated resulting in a very strong Q4 and close to the year.  We organized the sales team to expand our reach and focus on those operators that were executing on their 2007 capital spending. This rapid response to the market combined with improved execution made a material difference in our year-end performance. And, added to all this, at the start of the fourth quarter we were awarded the BT 21CN AGCF contract.

Additionally, I’m really pleased that Rick joined us at the beginning of Q4 as CFO. Rick brings an outstanding combination of leadership and discipline to the role. The finance team is dedicated to continuous improvement in our controls environment and building Sonus’ reporting systems into a world-class operation. I am incredibly confident that Rick and his team will improve our operations and financial reporting process this year and they are on-track to do just that.

Sales growth and financial reporting are two critical areas of our business operations. Progress is being made in both of these areas. Make no mistake, we realize there is still more to do. With these new senior executives in place, we are growing our business and strengthening our financial reporting. Rick will discuss our financial reporting in a few minutes, but let me recap the progress we’ve made in expanding our business.

2007 was a dynamic year in telecommunications. From a macro perspective, in the U.S. some carriers shifted their spending toward the second half of 2007 as they worked their way through mergers or financial plans for the year. There were also those that had planned to shift their capital to the second half, but then determined, in Q4, that they would curtail their capital expenditure plans in 2007. This resulted in an overall market growth rate that was lower than what was originally projected for the year. This makes the strength we saw in Q4 even more impressive and underscores our position in our customers’ networks. While the overall market growth in 2007 wasn’t as strong as we originally anticipated — we remain number one in market share in this important region. Our market share increased nearly 6% from Q4 ‘06.  At the end of Q4 2007, the gap between Sonus and our nearest competitor stands at more than 13 points.

Growth in the U.S. certainly accelerated in the second half of 2007 and as we enter 2008 we are confident in the capital plans we have factored into the outlook we provided on our last call. Further, there are some U.S. specific dynamics that have the potential to be additional revenue drivers for us in the year — such as wireless flat rate plans.

Asia Pacific, or more specifically Japan, was a challenge in 2007. This was largely due to specific operators’ deployment schedules rather than a macro change. We have some large customers in Japan that are moving to a complete IP infrastructure, either replacing legacy technology in their own network or integrating an operation they acquired and moving that network to IP. These migrations are complex and during 2007 we had customers pause their IP-Voice network installations as they wrestled with absorbing new technology into their operations. Having said that, in Q4 those operators began advancing their Sonus deployments as their expertise in IP grew, setting the stage for further expansion in 2008. Moreover, we are rapidly broadening outside Japan to South East Asia where we are expanding our sales resources to drive momentum in 2008.  We have shown repeatedly that where we play, we do extremely well.  And as the market develops globally, we have the opportunity to expand into more geographies.  Our access products are gaining traction in Asia as operators strive to increase teledensity and replace costly legacy systems.

Finally, as I mentioned on our previous call, we are now number one in Europe.  I am really pleased with our progress in this important region.  Our win with BT combined with our position in Carphone Warehouse, Cable & Wireless, Deutsche Telekom and France Telecom establish Sonus as a major company in Europe.  Our access solutions are again driving rapid expansion here.

I covered our progress by product line on our last call, so let me briefly turn to our outlook for 2008.

The long-term opportunity in the market remains unchanged.  Operators around the globe are migrating to IP architectures and voice is a major component in that migration.  Industry analysts’ continue to estimate Sonus’ total addressable market at $5.6 billion by 2011.  Over time all voice networks will be IP-based, so this market will generate growth for some time to come.

In 2008, industry analysts are currently forecasting the market growth to be in the low 20 percent range.  Based on the current level of activity with our customers and the deployments we have underway, 20% growth for 2008 is a conservative view of our potential revenue growth.  Given the macro environment and the uncertainty in the carrier market — we are developing our 2008 financial plan based on this level of growth.  As Rick likes to say — it is a lot easier to increase spending than pull it back.  There are opportunities for additional growth that we are aggressively pursuing and I look forward to updating you on our progress.  You can be sure that if the market grows faster than anticipated we are positioned to outpace it.

So to recap, as a management team, we are not pleased with the delay in the filing of our 10-K and are glad to have that completed now.  The first half of 2007 was challenging, but we made important changes in the third quarter of 2007 that are driving improvements in our business.  There is progress being made.  We have new leaders in sales and finance, bolstering a strong senior team, robust order performance in Q4 ‘07, gross margins in our long-term model range, lower operating expenses, higher operating profits and major new customer wins.  Operators are spending on this critical area and after reducing spend in 2007, we are confident in our conservative 20% growth for 2008.  We will remain vigilant on what remains to be done, and we will continue to be focused with a sense of urgency.

Let me now turn the call over to Rick for a recap of our financials.  Rick?

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Mr. Richard Gaynor,

Chief Financial Officer,

Sonus Networks, Inc.

Mr. Gaynor:

Thank you, Hassan.  Sonus filed its 10-K for 2007 earlier today.  I am pleased to be able to report this financial period now closed and share the full results with you.

Let me now recap our results.  In summary our results are in line with the preliminary results announced last week.  Our revenue numbers are unchanged and all other numbers are also in line with the preliminary results.  We were very disappointed to not have filed our results within the accelerated filing window and we take the matter very seriously.  However, as we indicated last week the delay was due to an abundance of care and caution to ensure the final numbers had gone through adequate quality assurance steps.  We will work diligently to implement further efficiencies in our closing tools and processes in order to improve the timeliness of financial reporting going forward.

Please note that throughout my discussion, I will reference both GAAP and non-GAAP financial information.  There is a reconciliation of GAAP and non-GAAP information in the Investor Relations section of our website.

I would like to remind investors that, for a variety of reasons, our business is inherently uneven and we suggest that you consider our performance over a longer time horizon, as our results will fluctuate from quarter to quarter.

As we previously reported, revenue for the fourth quarter was $97.1 million, up 26.8% sequentially.  This is a new record quarterly result for Sonus.  Product revenue was $67.3 million or 69% of total revenue.  Service revenue increased to $29.8 million, or 31% of the total.

at&t and Deutsche Telekom both contributed greater than 10% of our total revenue in the fourth quarter.  Our top 5 customers represented approximately 53% of revenue in Q4 versus 60% in Q3.  We reported revenue from a record 82 customers in the fourth quarter, compared to 74 in the third.

For the full fiscal year 2007, our revenues were $320.3 million compared to $279.5 million in fiscal 2006, or an increase of 14.6%; ahead of the market growth rate of 12%.  This is our 4th year of revenue growth, reflecting the strength and acceptance of our solutions and the irreversible trend toward IP-Voice. For the year as a whole, product revenue was $226.2 million, compared to $203.6 million in 2006.  Our service revenues were $94.1 million, compared to $75.9 million in 2006, an increase of 24%.  at&t comprised more than 10% of our fiscal 2007 revenue.

As we discussed last time, our book-to-bill ratio in the fourth quarter was greater than 1 and approximately 1 for the full fiscal year.  In the fourth quarter, as we expected, we began receiving orders from BT for our new deployment within their 21CN network for the AGCF project.

As we previously discussed, we agreed to settle the class action litigation against Sonus and certain of our former and current officers and directors related to the restatement in 2004 of our historical financial statements.  We recorded a $40 million charge and related liability in the third quarter to reflect this settlement.  In Q4 we reached an agreement with our insurance company that provided a recovery of $15.3 million towards the cost of the settlement.  This one-time recovery is reflected in our GAAP P&L for the fourth quarter, although we are backing it out for non-GAAP purposes.

Before I begin discussing our gross margins and operating expenses, I would like to point out that these are non-GAAP numbers that exclude stock-based compensation and related expenses, stock option investigation costs, amortization of intangible assets related to the April 2007 purchase of Zynetix and the effects of the settlement for our litigation associated with our 2004 restatement.  Again, I would like to remind you that additional information regarding our non-GAAP financial measures, including GAAP to non-GAAP reconciliations, are available in the Investor Relations section of our corporate website, and I would encourage you to visit this site.

Non-GAAP gross margins for the fourth quarter were 60.3% of revenue, compared to 61.5% in Q3.  Non-GAAP gross margins for the full fiscal year were 61% in 2007, compared to 64.5% in 2006.

Product gross margin for the fourth quarter was 56.5%, compared to 61% in Q3 and 59.7% in fiscal year 2007.  Our product gross margins were lower this quarter due to product mix and an excess and obsolescence inventory charge.

Service gross margins increased this quarter to 68.9%, compared to 62.6% in Q3 and 64% for the full year. The increase in our service gross margins for Q4 primarily reflects the increase in professional services revenues this quarter associated with the completion of one of our projects within Deutsche Telekom.

As for non-GAAP operating expenses, Q4 R&D expense was $14.8 million, compared to $16.7 million in Q3 and $62.9 million for the full year.  The sequential decline in R&D expenses in Q4 was due to items such as headcount and people related costs combined with lower project material costs for the quarter.

Sales and marketing expenses increased to $16.6 million in Q4, compared to $15.8 million in Q3.  The sequential increase in sales and marketing expense is due to higher commissions associated with our increase in revenue in Q4.  For the year, sales and marketing costs increased to $67.4 million from $61.5 million in 2006.   The increase for the year was primarily related to increased investment for geographic expansion and the cost of additional evaluation equipment.

G&A expense was $11.3 million in Q4, compared to $10.6 million in Q3 and $39.5 million for the full year.  In Q4, we had higher than anticipated legal and audit costs that had the impact of raising G&A costs as opposed to the improvement anticipated.  We believe G&A spend is an area where we can significantly improve our performance in 2008.

Total non-GAAP operating expenses for the fourth quarter were $42.7 million, down from $43.2 million in Q3 and totaling $169.8 million for fiscal 2007.

Q4 non-GAAP operating income was $15.8 million, or 16.3% of revenue, a strong increase compared to $3.9 million, or 5.1% of revenue in Q3.  As we discussed last time, Q4 non-GAAP operating income was moderately below our target of 17%.  This was largely due to the E&O and year-end audit charges.  For the year, operating income was $25.6 million, or 8% of revenue, compared to $42.1 million, or 15.1% of revenue, in the prior year.

Our non-GAAP effective income tax rate, including discrete items, was 41.4% for Q4 and 38.2% for the full fiscal year.  In Q4, the company determined that certain inter-company transactions in the past may have constituted repatriation of profits and hence created a deemed dividend situation, which is subject to US taxation and resulted in an increase in tax expense in Q4.  Another discrete item, a reduction in our blended state tax rate, had the effect of reducing our deferred tax asset and thereby increased our tax expense in Q4.  Some of these items, such as the overall reduction in our blended state tax rate, will actually help reduce our rate going forward, which I will comment on later.  Please note that we have a significant NOL position of $110 million at year end, and our actual cash payments for taxes are much lower than the financial statement provisions.

In summary, Q4 non-GAAP net income was $12 million, or 4 cents per diluted share, a strong increase compared to $5.3 million, or 2 cents per diluted share, in Q3.  Non-GAAP net income for the full fiscal year was $27.1 million, or 10 cents per diluted share.

Now turning to our GAAP results:

Our Q4 gross profit included $1 million of stock-based compensation and related expenses and $67,000 of intangible amortization.  We had operating expenses of $34.2 million in Q4 which included stock-based compensation and related expenses of $5.9 million, stock option review costs of $0.8 million and intangible amortization of $77,000, totaling $6.8 million.  In addition, total operating expenses in Q4 included an insurance recovery of $15.3 million associated with the litigation settlement.

Our 2007 gross profit included $4.5 million of stock-based compensation and related expenses and $199,000 of intangible amortization.  We had operating expenses of $242.5 million in fiscal 2007, which included stock-based compensation and related expenses of $37.9 million, stock option review costs of $9.9 million and intangible amortization of $229,000, totaling $48.1 million.  As mentioned earlier, total operating expenses for the year included a net expense of $24.7 million related to the litigation settlement.

Q4 GAAP operating income was $23.3 million, or 24% of revenue, compared to an operating loss of $49.3 million in Q3. Fiscal 2007 GAAP operating loss was $51.8 million, compared to operating income of $22.5 million in the prior year.

Q4 interest income, net of interest expense, was $4.7 million and $18.2 million for the year.

Our GAAP effective income tax rate, including discrete items, was 49.6% for Q4 and 27.2% for the full fiscal year.  Excluding discrete items, our effective tax rate for Q4 was 37.3%.  As I discussed earlier, various discrete items had the effect of reducing our deferred tax asset and thereby increased our tax expense in Q4.

A significant portion of our current and future provisions for income taxes is expected to be a non-cash expense due to the availability of our U.S. net operating losses, which totaled $110 million at the end of 2007.  Our effective tax rate will be one of my focus areas going forward as I put in place the infrastructure necessary to bring this closer in line with industry norms in 2009.

Q4 GAAP net income was $14.1 million, or 5 cents per diluted share, compared to a net loss of $26.8 million, or 10 cents per diluted share, in Q3. Our GAAP net loss for the full fiscal year was $23.6 million, or 9 cents per diluted share, compared to net income of $102.9 million, or 40 cents per diluted share, in the prior year.  As a reminder, in the fourth quarter of 2006 we reduced our valuation allowance resulting in an income tax benefit of $73.6 million.

In Q4, our diluted share count was approximately 280 million.

Sonus ended the year with total cash, cash equivalents, marketable securities and long-term investments of $392.6 million, compared to $377.6 million at the end of Q3.  With this amount available to us and no debt, we have considerable strategic flexibility as we move forward in the market.

Accounts receivable were $85 million, up from $73.2 million in Q3, reflecting our higher revenue and shipment activity in Q4.  The DSO on our receivables balance was 73 days, down from 86 days for Q3, based on a two point average.  For those of you who are more accustomed to a straight single point DSO calculation, our DSOs would be 79 days in the fourth quarter, down from 86 in Q3.

Total deferred revenue was $99.2 million, an increase from the $92.6 million reported in Q3.  The current portion of deferred revenue was $82.7 million and the long-term portion was $16.5 million.  I would note that our deployment with BT21CN is not yet reflected in deferred revenue, but we do anticipate this to occur later in 2008.

We ended the year with $45.6 million of inventory, down from the $51.8 million we reported in Q3.  $30 million of our inventory balance is unearned inventory, which reflects product shipped to customers, but not yet included in our revenue results.

CAPEX during the quarter was $2.7 million and $11.7 million for fiscal 2007.  Depreciation was $3.3 million in the quarter and $13.3 million for the year.

Looking at our headcount, we ended the year with 926 employees, compared to 850 employees at the end of 2006.

Let me now briefly reconfirm the outlook we recently provided.  This information is on a non-GAAP basis and is a forward-looking statement.

Fiscal Year 2008 Outlook

•                  Industry analysts expect 2008 market percentage growth rate in the low 20’s.

•                  Taking a prudent view given the macroeconomic environment, we have constructed a plan based on approximately 20% revenue growth in 2008, with the majority of this revenue growth recognized in the second half of the year in keeping with our historical pattern.

•                  If the market does accelerate faster than this assumption, we are positioned and expect to grow at least in-line with it.

•                  We continue to believe that our gross margins over the longer term will be in our existing target range of 58% to 62%.

•                  Our current revenue forecast also does not assume 2008 revenues from our BT 21CN deployment, despite the strong order and shipment activity we expect from this project in 2008.  We do expect to record significant BT 21CN related period expenses that will impact our earnings in 2008 and is factored into our operating expense outlook.

•                  We are planning for operating expense of between $178 - $184 million in 2008, with increases in R&D and sales and marketing and a reduction in G&A.

•                  Non-GAAP operating income is therefore expected to be in the 14 — 16% range, up from the 8% recorded in fiscal 2007.

•                  Due to declining interest rates, we expect interest income to be approximately $11 to $11.5 million.

•                  Our non-GAAP tax rate for fiscal year 2008 is expected to be approximately 34% - 36%.

•                  Share count should increase to approximately 285 million shares by the end of the year.

Q1 2008 Outlook

•                  Following a seasonally strong Q4 and the inherent unevenness in our business, we expect Q1 revenues to be in the $72 - $76 million range.

•                  Non-GAAP gross margins are expected to be in our long-term model range of 58%-62%.

•                  Non-GAAP operating expenses are expected to be $43 to $44.5 million.  We will continue to invest in R&D and sales and marketing in support of our annual plan while G&A expenses should decrease from Q4.

•                  Reflecting the strong leverage in our business, we expect non-GAAP operating income to be at least break-even for the quarter.

•                  We expect interest income of approximately $3 to $3.5 million.

•                  Our non-GAAP tax rate for the quarter should be approximately 36%.

•                  Share count should increase to approximately 281 million shares.

As shown in our just released 10-K, we have made significant progress in our controls environment in 2007, but further work remains and we are committed to resolve those remaining areas of weakness and improve on the timeliness of our financial reporting.

In summary, Sonus achieved strong 2007 results and secured a position in additional major networks around the globe.  In 2008 we look forward to a year of solid revenue growth, expanding our incumbency position with major Tier 1 customers and penetrating new geographic markets.  Now, Hassan and I would like to open the call to any questions you may have.